Exhibit 12.1

Landmark Infrastructure Partners LP

Ratio of Earnings to Combined Fixed Charges and Preferred Distributions

(In thousands, except ratio data)

	Landmark Infrastructure Partners LP (3)								Predecessor to Landmark Infrastructure Partners LP (3)
	For the three						Period From
	months ended		Year Ended		Year Ended		November 19, 2014 to		January 1, 2014 to		Year Ended
	March 31, 2017		December 31, 2016		December 31, 2015		December 31, 2014		November 19, 2014		December 31, 2013
Earnings: (1)
Income before income taxes	$3,527		$9,921		$2,530		$(2,698)		$5,648		$1,082
Add (deduct):
Fixed charges	3,920		13,923		8,942		361		5,407		1,958
Capitalized interest	—		—		—		—		—		—
Total earnings	$7,447		$23,844		$11,472		$(2,337)		$11,055		$3,040
Fixed charges: (1)
Interest expense	$3,920		$13,923		$8,942		$361		$5,407		$1,958
Capitalized interest	—		—		—		—		—		—
Estimate of interest within rental expense	—		—		—		—		—		—
Total fixed charges	$3,920		$13,923		$8,942		$361		$5,407		$1,958
Preferred unit distributions	1,344		2,660		—		—		—		—
Total fixed charges and preferred unit distributions	$5,264		$16,583		$8,942		$361		$5,407		$1,958
Ratio of Earnings to Fixed Charges	1.90	x	1.71	x	1.28	x	—	(2)	2.04	x	1.55	x
Ratio of Earnings to Fixed Charges and Preferred Distributions (4)	1.41	x	1.44	x	1.28	x	—	(2)	2.04	x	1.55	x

(1)

For purposes of this presentation, earnings represent income before income taxes adjusted for fixed charges and capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of deferred loan costs and estimate of interest in rent expense.

(2)	Earnings were inadequate to cover fixed charges by $2.7 million for the period from November 19, 2014 to December 31, 2014.
(3)

Prior-period financial information has been retroactively adjusted for certain assets acquired direct from our sponsor Landmark Dividend LLC (“Landmark”) and affiliates during the year ended December 31, 2015. For further information, see the financial statements and the accompanying notes and other information included in the Partnership’s Quarterly Report on Form 10-Q for the three March 31, 2017 to be filed with the Securities and Exchange Commission on May 4, 2017 and the Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on February 23, 2017.

(4)

The Ratio of Earning to Fixed Charges and Preferred Distributions was equal to the Ratio of Earning to Fixed Charges for the periods prior to April 4, 2016 as no Preferred Units were issued prior to April 4, 2016.